Exhibit 10.9

BELDEN SUPPLEMENTAL EXCESS DEFINED BENEFIT PLAN

(Restated Effective January 1, 2014)

Table of Contents
ARTICLE I    3
PREAMBLES        3
Section 1.1 Establishment of Plan    3
Section 1.2 Purpose    3
Section 1.3 Interpretation and Governing Law    3
ARTICLE II    4
DEFINITIONS    4
ARTICLE III    7
ELIGIBILITY TO PARTICIPATE    7
Section 3.1 Participation and Eligibility Requirements    7
Section 3.2 Determination of Eligibility    7
Section 3.3 Termination of Participation    7
ARTICLE IV    8
BENEFITS UPON RETIREMENT, DEATH, DISABILITY    8
OR TERMINATION OF EMPLOYMENT    8
Section 4.1 Retirement Benefits    8
Section 4.2 Death Benefits    8
Section 4.3 Vesting Upon Termination of Employment.    8
Section 4.4 Long Term Disability Benefits    9
ARTICLE V    10
DISTRIBUTION OF BENEFITS    10
Section 5.1 Time and Form of Benefits    10
Section 5.2 One-Time Election to Change the Time and Form of Payments for Benefits Earned
and Vested as of December 31, 2014    11
Section 5.3 Elections    11
ARTICLE VI    12
FUNDING    12
Section 6.1 Funding of the Plan    12
Section 6.2 Right to Assets    12
Section 6.3 No Guarantee of Benefits    12
Section 6.4 Change of Control    12
ARTICLE VII    14
AMENDMENT OR TERMINATION OF THE PLAN    14

Section 7.1 Amendment or Termination     14
Section 7.2 Effect of Amendment or Termination    14
Section 7.3 Adoption by Subsidiaries    15
ARTICLE VIII    16
PLAN ADMINISTRATOR    16
Section 8.1 Appointment    16
Section 8.2 Authority    16
Section 8.3 Indemnification    16
ARTICLEIX    17
CLAIMS FOR BENEFITS    17
Section 9.1 Submission of Claims    17
Section 9.2 Denial of Claims    17
Section 9. 3 Review of Denied Claims    17
ARTICLE X    18
MISCELLANEOUS PROVISIONS    18
Section 10.1 Participant's Rights    18
Section 10.2 Information to be Furnished    18
Section 10.3 Alienation    18
Section 10.4 Construction    18
Section 10.5 Severability    18
Section 10.6 Liability    19

ARTICLE I

PREAMBLES

Section 1.1 Establishment of Plan
Effective August 1, 1993, Belden Inc. (the "Company" formerly known as Belden Wire & Cable Company) established the Belden Inc. Supplemental Excess Defined Contribution Plan (the "Plan" formerly known as the Belden Wire & Cable Company Supplemental Excess Defined Benefit Plan) as an unfunded program of deferred compensation for highly compensated employees and their Beneficiaries. The Plan was subsequently amended on November 30, 2000; January 1, 2001; immediately before the Effective Time, as defined in the agreement and Plan of Merger by and among Cable Design Technologies Corporation, BC Merger Corp., and Belden Inc., dated as of February 4, 2004, as amended; and January 1, 2005. The Plan is now restated to provide additional distribution options, with an effective date of January 1, 2014.

Section 1.2 Purpose
The Plan was adopted to ensure the overall effectiveness of the Company's compensation program in attracting, retaining and motivating qualified senior management and highly compensated employees. This Plan will provide for payment of benefits that will supplement the benefits otherwise provided by the Belden Pension Plan (the "Pension Plan") as amended from time to time (and any tax-qualified plan adopted as a successor to the Pension Plan).

The Plan shall be binding on the Company and any successor company into which or with which the Company or any constituent part thereto may be merged or consolidated, or to which the Company or any constituent part thereof may sell or distribute, by way of liquidation or otherwise, any or all of its assets.

Section 1.3 Interpretation and Governing Law
This Plan is intended to constitute an unfunded program maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees consistent with the requirements of Sections 201(2), 30l(a)(3),401(a)(l), and 409A of the Employee Retirement Income Security Act of 1974 ("ERISA").

ARTICLE II

DEFINITIONS

2.1    "Change of Control" means:

(A)     the purchase or other acquisition by any person, entity or persons acting as a group, as described in Treasury Regulation Section 1.409A-3(i)(5), or any comparable successor provisions, of beneficial ownership of thirty percent (30%) or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally,
(B)    at any time a majority of the Board of Directors of the Company is comprised of persons other than Continuing Directors (for purposes of this subsection (B), Continuing Directors shall mean a member of the Board of Directors who was either (i) first elected or appointed to the Board prior to the date of this Plan; or (ii) subsequently elected or appointed to the Board by a majority of the then Continuing Directors),
(C)    any reorganization or recapitalization of the Company which would result in a Change of Control as otherwise described in this Section 2.l, or
(D)    a liquidation or dissolution of the Company or the sale of over forty percent (40%) of the fair market value of the Company's assets.

2.2    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.3    "Company" means Belden Inc., a Delaware corporation.

2.4    "Deferral Plan" means the Belden Inc. Deferred Compensation Plan, as amended from time to time.

2.5    "Effective Date" means August I, 1993.

2.6    "Employee" means any person employed by the Employer who is covered under the terms of the Pension Plan and who is a member of a select group of management or is a highly compensated employee, as specifically designated by the Company in its sole discretion.

2.7    "Employer" means Belden Inc. and its affiliates that may adopt this Plan pursuant to Section 7.3 of the Plan.

2.8    "Participant" means an Employee who has met the eligibility conditions of Article III and is selected by the Company to participate under this Plan.

2.9    "Pension Plan" means the Belden Pension Plan as an1ended from time to time.

2.10    "Plan" means the Belden Supplemental Excess Defined Benefit Plan, as amended from time to time.
2.11    "Plan Administrator" means the person or persons appointed to administer the Plan in accordance with Article VIII of the Plan.

2.12    "Plan Year" means the twelve (12) month period beginning January 1 and ending the following December 31.
2.13    "Separation from Service" means:

(A)    The Employee's death, retirement or other termination of employment, from the Company (and all businesses under a controlled group of corporations or trades or businesses under common control with the Company within the meaning of Code §4l 4(b) or §414(c), an affiliated service group within the meaning of Code§4 l 4(n), or any other entity required to be aggregated with the Company under Code §414(0) determined based on an "at least 80%" measure in all cases, hereafter referred to as "Affiliates"). A Separation from Service shall not be considered to have occurred and the Employee's employment relationship is treated as continuing while the Employee is on military leave, sick leave, or other bona fide leave of absence if such period of leave does not exceed 6 months or, if longer, so long as the Employee's right to reemployment is provided by statute or by contract. If the period of leave exceeds 6 months and such reemployment rights are not provided, then the Employee is deemed to have a termination of employment as of the first date immediately following such 6- month period.
(B)    A termination of employment will occur as of a specified date if the facts and circumstances indicate that (1) the Company and the Employee reasonably anticipated that no further services would be performed after that date or (2) the level of bona fide services the Employee would perfo1111 after that date (whether as an employee or an independent contractor) would permanently decrease to 20% or less of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36- month period (or the full period of such services, if less than 36 months).

The Employee is presumed to (1) have incurred a termination of employment from the Company and all Affiliates (as described in (A) above) where the level of bona fide services the Employee performs after such date decreases to a level equal to 20% or less of the average level of services perfom1ed by the Employee over the immediately preceding 36- month period (on the full period of such services, ifless than 36 months); and (2) not to have incurred a termination of employment from the Company and all Affiliates (as described in
(A) above) where the level of bona fide services the Employee perfom1s after such date continues at a level equal to 50% or more of the average level of services performed by the Employee over the immediately preceding 36-month period (or the full period of such services, if less than 36 months). These presumptions can be rebutted by showing that the Company and the Employee reasonably anticipated that there either would or would not have been a Separation from Service in accordance with paragraph (B) above.

2.14    "Trust" means the Trust Agreement Establishing the Trust by and between Belden Inc. (For the Supplemental Excess Defined Benefit Plan) and CG Trust Company, now Prudential Bank & Trust, F.S.B., effective January 1, 2001, as amended from time to time, and any successor agreement thereto. Such Trust constitutes an unfunded arrangement and will not affect the status of the Plan as an unfunded plan for purposes of Title I of ERISA.

Other terms used herein but not defined shall have the same meaning as defined in the Pension Plan. The masculine gender shall include both sexes; the singular shall include the plural and the plural the singular, unless the context otherwise requires.

ARTICLE III

ELIGIBILITY TO PARTICIPATE

Section 3.1 Participation and Eligibility Requirements
A Participant in the Plan as of December 31, 2013 shall remain a Participant on January 1, 2014. Thereafter, each Employee of the Employer who is selected by the Plan Administrator with approval from the Chief Executive Officer, who as designated in writing, has met the eligibility requirements of the Pension Plan and whose benefits under the Pension Plan are limited due to Code Section 401(a)(l 7) and/or Code Section 415 shall become a Participant hereunder on the date designated by the Company.

Section 3.2 Determination of Eligibility
The eligibility of each Employee to become a Pa1iicipant under the Plan shall be determined by the Plan Administrator with approval from the Chief Executive Officer, the decision of which shall be final and binding upon all persons with an interest under the Plan.

Except as specifically herein provided to the contrary, the rights of any former Participant who terminated employment with the Employer prior to the Effective Date shall be determined without regard to the provisions of this Plan. The benefit payable to a Participant who retired or terminated employment prior to January 1, 2014 shall be an amo1mt determined and payable in accordance with the provisions of the Plan as in effect at the time of such retirement or Separation from Service.

Section 3.3 Termination of Participation
A Participant shall cease to be a Paiticipant under the Plan if he is no longer determined to be a highly compensated Employee, a member of a select group of management, or is no longer determined to be a Participant by the Plan Administrator with approval from the Chief Executive Officer. Any Participant who tem1inated employment and who is rehired by the Employer may, upon his return to service, become a Participai1t again if and when such former Participant meets the eligibility requirements of Section 3.1 of the Plan. If a Participant ceases to be a Participant in the Pension Plan, he shall cease to be a Participant under this Plan on the date he ceases to be a Participant in the Pension Plan.

Upon a termination of participation, a Paiiicipant shall be eligible to receive any benefit payable under the Plan upon his Separation from Service at the time specified pursuai1t to Article V. Section 5.1.

ARTICLE IV

BENEFITS UPON RETIREMENT, DEATH, DISABILITY OR TERMINATION OF EMPLOYMENT

Section 4.1 Retirement Benefits
The benefit payable to a Participant under the Plan shall be an amount equal to the benefit which would be payable to or on behalf of the Participant lmder the Pension Plan if:

(A)the provisions of the Pension Plan providing for the limitation of compensation and benefits in accordance with Code Section 40l(a)(17) and/or Code Section
415 were inapplicable, less the benefit actually payable to or on behalf of the Participant under the Pension Plan; or
(B)the Participant had not deferred any compensation under the Deferral Plan (and prior to the Effective Date, under the Cooper Industries, Inc. Management Incentive Compensation Deferral Plan) which would have been considered as compensation for benefit accrual purposes under such plan and was not so considered due to such deferral.
The benefit payable under this plan will be determined as soon as administratively possible after the Participant's Separation from Service and will not change as a result of any difference between estimated and actual future limits under Section 415 of the Internal Revenue Code on benefits payable in the qualified Pension Plan.

Section 4.2 Death Benefits
In the event a Participant dies before his interest under the Plan has been distributed to him in full, any remaining interest, or portion thereof: shall be determined pursuant to Section
4.1 and distributed to his beneficiary who shall be the person designated, or deemed designated, as his beneficiary under the Pension Plan. Such benefit shall be payable in a lump sum equal to the death benefit payable lmder the Pension Plan, detennined as if the provisions of the Pension Plan providing for the limitation of compensation and benefits in accordance with Code Section 40l(a)(17) and/or Code Section 415 were inapplicable, less the lump sum death benefit actually payable under the Pension Plan.

Section 4.3 Vesting Upon Termination of Employment
A Participant, who te1minates employment, shall be eligible to receive a benefit in accordance with Section 4.1 of the Plan subject to the vesting schedule and provisions as determined in accordance with the procedures and provisions under the Pension Plan.

Section 4.4 Long Term Disability Benefits
Long Tenn Disability Benefits are not payable hereunder. However, a Participant who qualifies for Long Term Disability under the Pension Plan shall receive Pay and Interest Credits, as defined in the Section 7.08(g) of the Pension Plan, for the duration of the Long Term Disability Benefits. Such Pay and Interest Credits shall be based on pay not taken into account under Section 7.06 of the Pension Plan due to statutory limitations and shall also include an amount equal to the annual average of such Participant's last three annual bonuses received immediately prior to qualification for Long Term Disability Benefits under the Pension Plan.

ARTICLEV

DISTRIBUTION OF BENEFITS

Section 5.1 Time and Form of Benefits
(A)Effective January 1, 2008, the normal form and timing of benefits payable to or on behalf of a Participant as determined under Section 4.1 shall be paid in the form of a single lump sum equal to the Participant's benefits determined herem1der, regardless of any written election provided by the Participant on or before December 31, 2007 to receive his benefit in any other form. Such benefit shall commence on the later of the February 1st of the year following the year of the Participant's Separation from Service, or six months after the date of the Participant's Separation from Service (or if earlier, the Participant's date of death).
(B)Effective January 1, 2014, an active Participant can elect in writing, on or before June 30th of each year, to receive the benefit accrued dming the next following calendar year in the form of:
(i)    a single lump sum, payable on the later of February 1'1 of the year following the calendar year of the Participant's Separation from Service and six months following his Separation from Service;
(ii)    in 5 annual installments payable beginning on the later of February 1st of the year following the calendar year of the Participant's Separation from Service and 6 months following his Separation from Service; or
(iii)    in 10 annual installments payable beginning on February 1st following the second anniversary of the Participant's Separation from Service.
Installment payments elected under this Section 5.l(B)(ii) or (iii) will equal the Accoilllt Balance remaining on each payment date divided by "n," where "n" equals the number of installment payments remaining.

(C)The failure of an active Participant to make a written election to change the time or form of payment as provided in Section 5.l(B) shall cause such benefit to be paid in the fonn of a single lmnp sum equal to the Participant's benefit determined hereunder, in accordance with Section 5.1(A). Notwithstanding the foregoing, an election under Section 5.1(B) shall be effective for any benefits accrued on and after the effective date of the election until such time that the Participant provides a different election in accordance with Section 5.1(B).
(D)Benefits payable hereW1der will be adjusted with Interest Credits as described in Section 5.4 of the Pension Plan from the date of the Participant's Separation from Service llltil the entire benefit payable has been distributed.

Section 5.2 One-Time Election to Change the Time and Form of Payments for Benefits Earned and Vested as of December 31, 2014
Effective January l, 2014, active Participants may elect to change the time and form of payment for benefits earned and vested as of December 31, 2014. Any change in the time or form of payment to a Participant's current election must be provided in writing no later than April 1, 2014 and will include an election to commence payment of the Participant's benefits earned and vested as of December 31, 2014 in the form of:

(A)a single lump sum, payable on February 1st of the year following the Participant's sixth year anniversary of his Separation from Service;
(B)annual installments over 5 years, payable beginning on February 1st of the year following the Participant's sixth anniversary of his Separation from Service; or
(C)annual installments over 10 years, payable beginning on February 1st of the year following the Participant's sixth anniversary of his Separation from Service.

Installment payments elected under this Section 5.2(B) or (C) will equal the Account Balance remaining on each payment date divided by "n," where "n" equals the number of installment payments remaining.

An election made under this Section 5.2 shall not be valid until April 1, 2015. Should a Participant Separate from Service prior to April 1, 2015, the Participant's benefit shall be distributed on the later of February 1st of the year following the calendar year of the Participant's Separation from Service and 6 months following the Pmiicipm1t's Separation from Service, in the form of a single lump sum.

Benefit payments hereunder will be adjusted with Interest Credits as described in Section
5.4 of the Pension Plan from the date of the Participant's Separation from Service until the entire benefit payable has been distributed.

Section 5.3 Elections
A Participm1t may only change his election as to the time and form of payment in accordance with Sections 5.1 and 5.2, unless otherwise provided by the Plm1 Administrator.

ARTICLE VI

FUNDING

Section 6.1 Funding of the Plan
The Plan, at all times, shall be entirely unfunded and shall constitute merely the lmsecured promise of the Company to make the payments as provided for in the Plan. No Participant nor any other person shall have, by reason of this Plan, any rights, title or interest of any kind in or to any property of the Company, nor any beneficial interest in any trust which may be established by the Company in connection with this Plan nor any guarantee that assets of the Company will be sufficient to pay benefits under this Plan. If the Company transfers any property to the Trust in connection with this Plan, such Trust shall not be held for the exclusive benefit of the Participants and any assets held in such Ttust shall be subject to the claims of the Company's general creditors in the event of the Company's insolvency.

Section 6.2 Right to Assets
The rights of the Participant or any beneficiary of a Participant shall be those of an unsecured creditor. Any insurance policy or other asset acquired by the Employer shall be deemed to not be held in trust for the benefit of the Participant or to be collateral security for the performance of the obligations of the Company, but shall remain a general, tmpledged, and unrestricted asset of the Company.

Section 6.3 No Guarantee of Benefits
Nothing contained in this Plan shall constitute a guarantee by the Company or any other entity or person, that the assets of the Company will be sufficient to pay the benefits hereunder.

Section 6.4 Change of Control
The occurrence of a Change in Control shall be determined finally and conclusively by the Plan Administrator and shall be evidenced by a letter signed by the duly appointed representative of the Plan Administrator, delivered to the Chief Executive Officer and the trustee, if any. If the Plan Administrator fails to act, the Chief Executive Officer or the trustee, if any, shall make and give notice of the determination of a Change in Control.

If a Change in Control occurs, failure of the Plan Administrator, the Chief Executive Officer or the trustee, if any, to take the action required in the preceding paragraph shall not affect in any manner the obligation of the Company or the full right, title, and interest of each Participant under this Plan to receive from the Company the full amount of the benefit payable hereunder and the entitlement of each Participant to receive such benefit from the Company shall be valid and enforceable by each Participant in any state or federal court of competent jurisdiction.

In the event of a Change of Control, the Company shall make, within thirty (30) days of such change, an irrevocable contribution to the Plan in an amount that is sufficient to pay all Plan Participants and their Beneficiaries the aggregate benefits to which they would be entitled pursuant to the tenns of the Plan as of the date of the Change of Control (whether or not they are then entitled to receive such benefits), and shall thereafter make further irrevocable contributions to the trust on a current basis as, and in the amotmt that, such benefits accrue.
A Participant shall become 100% vested in the benefit payable tmder this Plan upon a Change of Control.
In no event will the Company make an irrevocable contribution to the Plan at any time within the 12-month period that begins 6 months before the date the Company terminates an nnderfunded pension plan sponsored by the Company or at any time during any period that the Company maintains a qualified pension plan that is in at-risk status (as defined in Section 430(i)) or while the Company is in bankruptcy proceedings.

ARTICLE VII

AMENDMENT OR TERMINATION OF THE PLAN

Section 7.1 Amendment or Termination
The Company acting through its Board of Directors reserves and shall have the right at any time to modify, amend, or terminate in whole, or in part, any or all provisions of the Plan at any time.
The Company also reserves the right to cause an acceleration of the time and form of payment of benefits to Participants upon te1mination of the Plan where the acceleration of such payment is made in accordance with one of the following provisions:

(A)Change of Control: At the discretion of the Company, provided that termination of the Plan occurs within the period beginning 30 days before and ending twelve(l2) months after the Change of Control; and (b) all other arrangements sponsored by the Company that would be aggregated with this arrangement nnder Treas. Reg. §1 .409A-l (c) are also terminated (such aggregation being determined by assuming all Participants affected by the Change of Control have a benefit under any such other arrangement).
(B)Discretionary Tennination: At the discretion the Company, provided that (a) tennination of the Plan that does not occur proximate to a downturn in the financial health of the Company; (b) all other arrangements sponsored by the Company that would be aggregated with this arrangement under Treas. Reg. §1.409A-l (c) are also terminated (such aggregation being determined by assuming that all Participants have a benefit under any such other arrangement); no payments in liquidation of the Plan, other than payments that would have been made under this Plan had the termination not occurred, are made from the Plan within twelve (12) months of the date the Company has taken all necessary action to irrevocably terminate and liquidate this Plan (the "Termination Date");all benefits are fully distributed within twenty-four (24) months of the Termination Date; and (e) the Company does not adopt a new arrangement that would be aggregated under Treas. Reg. §1.409A-I (c) with this Plan (such aggregation being determined by assuming that all Participants will have a benefit under any new arrangement) within five (5) years following the Termination Date.

Section 7.2 Effect of Amendment or Termination
No amendment or termination of tl1e Plan shall directly or indirectly deprive any current or former Participant or beneficiary of all or any portion of any benefit payment that commenced prior to the effective date of such amendment or termination.

Section 7.3 Adoption by Subsidiaries
Any subsidiary of the Company which at the time is not an Employer may, with the consent of the Company, adopt the Plan and become an Employer herem1der by causing an appropriate written instrmnent evidencing such adoption to be executed pmsuant to the authority of its Board of Directors and filed with the Company.

ARTICLE VIII

PLAN ADMINISTRATOR

Section 8.1 Appointment
The Board of Directors shall appoint a Plan Administrator. Any person including, but not limited to, the Employer or Employees of the Employer, shall be eligible to serve as Plan Administrator.

Section 8.2 Authority
The primary responsibility of the Plan Administrator is to administer the Plan, subject to the specific terms of the Plan. The Plan Administrator shall have the discretionary authority to determine all questions related to eligibility for benefits and to construe the terms and conditions of the Plan. Any determination by the Plan Administrator shall be conclusive and binding upon all persons. The Plan Administrator may establish procedures, correct any defect, supply any infonnation, or reconcile any inconsistency in such a manner and to such extent as shall be deemed necessary or advisable to carry out the purpose of the Plan. Any rules, regulations or procedures that may be necessary for the proper administration or functioning of this Plan that are not covered in this Plan shall be promulgated and adopted by the Plan Administrator.

The Plan Administrator may delegate any of its powers, authorities, or responsibilities for the operation and administration of the Plan to any person or committee so designated in writing by it and may employ such attorneys, agents, and accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder.

Section 8.3 Indemnification
The Company agrees to indemnify and hold the Plan Administrator hannless against any and all claims, losses, damages, expenses and liabilities which he may incur in the exercise and performance of his powers and duties hereunder, unless same is determined to be due to gross negligence or willful misconduct.

ARTICLE IX

CLAIMS FOR BENEFITS

Section 9.1 Submission of Claims
Participants shall make claims for benefits under the Plan in writing following such procedures, including deadlines and documentation requirements, and using such forms, as are prescribed by the Plan Administrator. Claims which are approved by the Plan Administrator shall be paid as soon as administratively feasible.

Section 9.2 Denial of Claims
If a Participant's claim for benefits under this Plan is denied, the Plan Administrator shall provide notice to the Participant in writing of the denial. The notice shall be written in a manner calculated to be understood by the Participant and shall include:

(A)the specific reason or reasons for denial;
(B)specific references to the pe1iinent Plan provisions on which the denial is based;
(C)a description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and
(D)an explanation of the Plan's claims review procedures.
Section 9. 3 Review of Denied Claims
If a claim for benefits is denied, the Participant, at his sole expense, may appeal the denial to the Plan Administrator within sixty (60) days of the receipt of written notice of the denial. If, upon receipt of this appeal, the Plan Administrator determines that the Participant is not entitled to the benefits claimed, he shall afford the Participant or his representative a reasonable opporttmity to appear personally before him, to submit issues and comments in writing, and to review pe1iinent documents. The Plan Administrator shall render its final decision with the specific reasons therefor in writing and shall transmit it to the Participant by ce1iified mail within sixty (60) days of any such appearance.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Participant's Rights
This Plan shall not be deemed to constitute a contract between the Employer and any Pmticipant or to be a consideration or an inducement for the employment of any Pmticipant or Employee. Nothing contained in this Plan shall be deemed to give any Pmticipant or Employee the right to be retained in the service of the Employer or to interfere with any right of the Employer to discharge any Participant or Employee at any time regardless of the effect which such discharge shall have upon him as a Pmticipant of this Plan.

Neither the establishment of this Plan nor any an1endment, nor the payment of any benefit, will be construed as giving to any Patticipant or other person any legal or equitable right against the Employer or Plan Administrator.

Section 10.2 Information to be Furnished
Pmticipants shall provide the Employer or Plan Administrator with such information and evidence and shall sign such documents as may reasonably be requested from time to time for the purpose of administration of the Plan.

Section 10.3 Alienation
No benefit which shall be payable to any Pmticipant shall be subject in any manner to anticipation, alienation, sale, trm1sfer, assignment, pledge, encumbrance, or charge and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; and no such benefit shall in any manner be liable for or subject to, the debt, contracts, liabilities, engagements or torts of any such person, nor shall it be subject to attachment or legal process for or against such person, and the smne shall not be recognized by the Plan Administrator, except to such extent as may be required by law.

Section 10.4 Construction
This Plan shall be construed and enforced according to the laws of the State ofindiana.

Section 10.5 Severability
If any provision of this Plan shall be held by any comt of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective, tmless the removal of the invalid or unenforceable provision would substantially defeat the basic intent, purpose and spirit of this Plan.

Section 10.6 Liability
Nothing contained in this Plan shall impose on any officer, director or Employee of the Employer any personal liability for any benefit due a Participant pursuant to this Plan.

IN WITNESS WHEREOF, this Plan is hereby restated effective January 1, 2014.

BELDEN INC.